Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-158556 and 333-158554) and Form S-8 (Nos. 333-160527, 333-155441 and 333-148299) of SandRidge Energy, Inc. of our report dated March 8, 2010 relating to the Statement of Revenues and Direct Operating Expenses of the Forest Oil Corporation “Acquired Properties”, which appears in this Current Report on Form 8-K/A of SandRidge Energy, Inc. dated March 8, 2010.

PricewaterhouseCoopers LLP

Houston, Texas

March 8, 2010